PROSPECTUS SUPPLEMENT No. 1	Filed Pursuant to Rule 424(b)(7)
(To Prospectus dated May 5, 2011)	Registration No. 333-172826

VISTA GOLD CORP.

15,308,044 COMMON SHARES 15,308,044 WARRANTS TO PURCHASE COMMON SHARES 15,308,044 COMMON SHARES ISSUABLE UPON EXERCISE OF WARRANTS

This prospectus supplement supplements the prospectus dated May 5, 2011 of Vista Gold Corp. (the “Prospectus”), which is part of a registration statement on Form S-3 (File No. 333-172826) filed with the United States Securities and Exchange Commission relating to the resale of securities by the selling securityholders as described therein.  This prospectus supplement should be read in conjunction with the Prospectus, as supplemented to date, and this prospectus supplement is qualified by reference to the Prospectus, as supplemented to date, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the Prospectus.

This prospectus supplement includes information to update the selling securityholders table in the Prospectus to reflect certain transfers of warrants to purchase shares of our common stock.  This prospectus supplement is incorporated by reference into the Prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus with respect to the securities described above, including any amendments or supplements thereto.

INVESTING IN OUR SECURITIES INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 8 OF THE PROSPECTUS DATED MAY 5, 2011 AND IN OUR MOST RECENT FILINGS MADE WITH THE SEC INCORPORATED BY REFERENCE THEREIN, INCLUDING OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2011, BEFORE YOU MAKE AN INVESTMENT IN OUR SECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectus.  Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS SUPPLEMENT IS FEBRUARY 22, 2013.

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SELLING SECURITYHOLDERS

The following information is provided to update the selling securityholder table in the Prospectus to reflect transfers of warrants to purchase shares of our common stock.  We may amend or supplement the information in this prospectus supplement from time to time in the future to update or change the information with respect to the selling securityholders.

As of February 22, 2013, we had 81,596,162 common shares issued and outstanding.

	Beneficial Ownership Before Offering		Offering			Beneficial Ownership After Offering
Selling Securityholder	Number of Common Shares	Number of Warrants	Number of Common Shares	Number of Warrants	Shares Underlying Warrants	Number of Common Shares	Percentage of Common Shares	Number of Warrants	Percentage of Warrants
Ian Chadwick Deborah Chadwick 107 Peacher Cres RR1 Enderby British Coloumbia V0E 1V1	3000	3000	0	3000	3000	_	_	_	_
Cromark Securities Inc.(1) Ste 2800 200 Bay St Royal Bank Plaza South Tower Toronto Ontario M5J 2J2	138,304	138,304	138,304	138,304	138,304	_	_	_	_

* Less than 1%.

(a)
All percentages are based on 81,596,162 common shares issued and outstanding on February 22, 2013.  Beneficial ownership is calculated by the number of common shares and warrants, as applicable that each Selling Securityholder owns or controls or has the right to acquire within 60 days of February 22, 2013.

(b)
This table assumes that each Selling Securityholder will sell all of its common shares, warrants and common shares underlying warrants available for resale during the effectiveness of the registration statement that includes this prospectus supplement and related Prospectus. Selling Securityholders are not required to sell their shares.

(1)
Cormark Securities Inc. is a private corporation.  Scott Lamacraft has investment and voting control over these securities.   Cormark Securities Inc. is affiliated with Cormark Securities (USA) Limited which is a registered broker-dealer in the United States.

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